UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

TE CONNECTIVITY LTD.
(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen
Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 29, 2011, TE Connectivity Ltd., a Swiss corporation (the “Company”), made an irrevocable and binding offer (the “Offer”) to purchase the outstanding share capital (the “Proposed Transaction”) of Deutsch Group SAS (“Deutsch”), a global leader in high-performance connectors for harsh environments, from Deutsch’s current shareholders (the “Sellers”).  After completion of the required consultation with Deutsch’s French workers councils, the Offer was accepted on December 8, 2011. On December 14, 2011, the Company and the Sellers entered into a Sale and Purchase Agreement (the “SPA”).

Pursuant to the SPA, the Company has agreed to pay the Sellers consideration of €1.15 billion (or approximately $1.53 billion using an exchange rate of $1.33 per €1.00), which will not be subject to an adjustment based on Deutsch’s performance prior to closing and will accrue interest at a per annum rate of 5.5% after February 28, 2012 if the Proposed Transaction has not closed prior to that date. The total value of the Proposed Transaction amounts to €1.55 billion (approximately $2.06 billion using an exchange rate of $1.33 per €1.00), which amount includes Deutsch’s financial debt to be repaid at closing. The Company intends to finance the Proposed Transaction with a combination of cash and debt.

Completion of the Proposed Transaction is subject to customary regulatory conditions including foreign investments approval by the French Ministry of Economy and Finance, approval of the Committee on Foreign Investment in the United States and antitrust clearances. The transaction terms also include customary termination rights, including a customary termination fee payable to the Sellers if the transaction does not close. The transaction is expected to close in the third quarter of the Company’s current fiscal year (April-June 2012).

A copy of the SPA will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending December 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY LTD.
(Registrant)

	By:	/s/ Harold G. Barksdale
Harold G. Barksdale
Corporate Secretary

Date: December 15, 2011